EXHIBIT 6





                               EMPLOYMENT AGREEMENT


                   THIS AGREEMENT by and between _____________________,

         a Wisconsin corporation (the "Company"), and Richard A. Abdoo

         (the "Executive"),  dated as of the ___ day of _________, 199_.


                          W I T N E S S E T H   T H A T


                   WHEREAS, Northern States Power Company, a Minnesota

         corporation ("NSP") and Wisconsin Energy Corporation, a Wis-

         consin corporation ("WEC") have entered into an Agreement and

         Plan of Merger dated as of April 28, 1995 (the "Merger Agree-

         ment"), whereby the NSP and WEC organizations will merge, with the Company as the surviving parent; and


                   WHEREAS, NSP and WEC wish to provide for the orderly

         succession of management of the Company following the Effective

         Time (as defined in the Merger Agreement); and


                   WHEREAS, NSP and WEC further wish to provide for the

         employment by the Company of the Executive, and the Executive

         wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;


                   NOW, THEREFORE, it is hereby agreed as follows:


                   1.   Employment Period.  The Company shall employ the

         Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for an ini-

         tial period (the "Initial Period") and a further period (the

         "Secondary Period") (the Initial Period and the Secondary





         Period are hereinafter referred to in the aggregate as the

         "Employment Period").  The Initial Period shall begin at the

         Effective Time (as defined in the Merger Agreement), and end on the earlier of:  (i) such date as James J. Howard ceases to be

         Chief Executive Officer of the Company for any reason; or (ii)

         the later of (a) the date of the annual meeting of shareholders of the Company that occurs in 1998, and (b) the last day of the sixteenth full month following the Effective Time.  The Sec-

         ondary Period shall begin at the end of the Initial Period and end on that date which is the later of:  (x) January 31, 2002;

         or (y) five (5) years after the first day of the Initial

         Period; except that on the third, fourth and fifth anniver-

         saries of the first day of the Employment Period, the Secondary

         Period shall be extended by one year unless either party gives written notice to the other, at least 60 days before the Sec-

         ondary Period would otherwise be so extended, that the Second-

         ary Period shall not be so extended.


                   2.   Position and Duties.  (a)  During the Initial

         Period, the Executive shall serve as Vice Chairman of the Board of Directors of the Company (the "Board"), President and Chief

         Operating Officer of the Company; during the Secondary Period,

         the Executive shall serve as Vice Chairman of the Board, Pres-

         ident and Chief Executive Officer of the Company; and on and after any date during the Employment Period as of which

         James J. Howard ceases to be Chairman of the Board, the Execu-

         tive shall serve as the Chairman of the Board; in each case with such duties and responsibilities as are customarily







         assigned to such positions, and such other duties and respon-

         sibilities not inconsistent therewith as may from time to time be assigned to him by the Board.  The Executive shall be a member of the Board on the first day of the Employment Period,

         and the Board shall propose the Executive for re-election to the Board throughout the Employment Period.


                        (b)  During the Initial Period:  (i) as is cus-

         tomary, the Executive shall report to the Chief Executive

         Officer of the Company; (ii) the subsidiary of the Company that provides administrative and other services to the Company's utility company subsidiaries (the "Service Company"), as well as the Company's subsidiary NRG Energy Inc. ("NRG"), and their respective chief executive officers, shall report to the Chief

         Executive Officer of the Company; and (iii) all other subsid-

         iaries of the Company (other than the Service Company and NRG),

         and their respective chief executive officers, shall report to the Executive.


                        (c)  During the Employment Period, and excluding

         any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and

         affairs of the Company and, to the extent necessary to dis-

         charge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently.  It shall not be considered a violation of the foregoing for the








         Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not sig-

         nificantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.


                        (d)  The Company's headquarters shall be located

         in Minneapolis, Minnesota and the Executive shall reside in the general area of the Twin Cities of Minneapolis and St. Paul,

         Minnesota.  The Company shall assure that the Executive suffers no financial loss on the sale of Executive's Milwaukee resi-

         dence (including the value of loss of tax deferrals which may occur if Executive does not reinvest all of the proceeds of the sale of such residence in accordance with the provisions of

         Section 1034 of the Internal Revenue Code of 1986, as amended and a gross up payment for the additional income taxes payable by the Executive as a result of such payment).  The Company shall reimburse the Executive for all of his moving expenses incurred in relocating Executive's residence to the Twin Cities area.  During the period from the first day of the Employment

         Period through the earlier of the end of the last day of the sixth full calendar month of the Employment Period and the date of such relocation, the Company shall provide the Executive with an apartment in the Twin Cities area and reimburse him for reasonable expenses while in the Twin Cities area and travel between the Twin Cities area and his principal residence, pro-

         vided in each case that the Executive complies with the poli-

         cies, practices and procedures of the Company for submission of







         expense reports, receipts, or similar documentation of such expenses.


                   3.   Compensation.  (a)  Base Salary.  The Execu-

         tive's compensation during the Employment Period shall be

         determined by the Board upon the recommendation of the Compen-

         sation Committee of the Board, subject to the next sentence and

         Section 3(b).  During the Employment Period, the Executive

         shall receive an annual base salary ("Annual Base Salary") of not less than his annual base salary from WEC as in effect immediately before the Effective Time.  The Annual Base Salary shall be payable in accordance with the Company's regular pay-

         roll practice for its senior executives, as in effect from time to time.  During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least annually.  Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement.  The

         Annual Base Salary shall not be reduced after any such in-

         crease, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.


                        (b)  Incentive Compensation.  During the

         Employment Period, the Executive shall participate in short-

         term incentive compensation plans and long-term incentive com-

         pensation plans (the latter to consist of plans offering stock options, restricted stock and other long-term incentive com-

         pensation) providing him with the opportunity to earn, on a










         year-by-year basis, short-term and long-term incentive compen-

         sation (the "Incentive Compensation") at least equal to the amounts that he had the opportunity to earn under the compa-

         rable plans of WEC as in effect immediately before the Effec-

         tive Time.


                        (c)  Other Benefits.  (i)  Supplemental Execu-

         tive Retirement Plan.  During the Employment Period, the Exec-

         utive shall participate in a supplemental executive retirement plan ("SERP") such that the aggregate value of the retirement benefits that he and his spouse will receive at the end of the

         Employment Period under all defined benefit plans of the Com-

         pany and its affiliates (whether qualified or not) will be not less than the benefits he would have received had he continued,

         through the end of the Employment Period, to participate in the

         WEC Defined Benefit Pension Plan, Supplemental Executive

         Retirement Plan A, Supplemental Executive Retirement Plan B,

         the special supplemental benefits letter dated November 21,

         1994 as amended on April 26, 1995 between WEC and the Execu-

         tive, and Executive Deferred Compensation Plan (collectively,

         the "WEC Plans"), as in effect immediately before the Effective

         Time.  The Company shall maintain and fund one or more grantor trusts (the "Trusts"), the assets of which shall at all times be adequate to provide for the payment of all benefits under the SERP to the Executive and his spouse, as well as any elec-

         tive deferrals of Incentive Compensation by the Executive (with such adequacy being determined by an independent consulting firm acceptable to the Executive, whose fees shall be paid by







         the Company).  The assets of the Trusts shall be subject to the claims of the Company's creditors, and the Trusts shall in all other respects be designed to prevent the Executive and his spouse from being taxed on the assets or income thereof, except as and when such assets or income are paid to them.


                            (ii)  During the Employment Period, the

         Company shall provide the Executive with life insurance cover-

         age (the "Life Insurance Coverage") providing a death benefit to such beneficiary or beneficiaries as the Executive may des-

         ignate of not less than three times his Annual Base Salary.


                           (iii)  In addition, and without limiting the

         generality of the foregoing, during the Employment Period and thereafter:  (A) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans,

         practices, policies and programs of the Company to the same extent as other senior executives (or, where applicable,

         retired senior executives) of the Company, and (B) the Execu-

         tive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all bene-

         fits under, all applicable welfare benefit plans, practices,

         policies and programs provided by the Company, other than sev-

         erance plans, practices, policies and programs but including,

         without limitation, medical, prescription, dental, disability,

         salary continuance, employee life insurance, group life insur-

         ance, accidental death and travel accident insurance plans and










         programs, to the same extent as other senior executives (or,

         where applicable, retired senior executives) of the Company.


                        (d)  Fringe Benefits.  During the Employment

         Period, the Executive shall be entitled to receive fringe ben-

         efits on the same terms and conditions as he received such fringe benefits from WEC immediately before the Effective Time.


                   4.  Termination of Employment.  (a) Death or Dis-

         ability.  The Executive's employment shall terminate automati-

         cally upon the Executive's death during the Employment Period.

         The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the

         Employment Period.  "Disability" means that (i) the Executive has been unable, for a period of 180 consecutive business days,

         to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and accept-

         able to the Executive or the Executive's legal representative,

         has determined that the Executive's incapacity is total and permanent.  A termination of the Executive's employment by the

         Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability

         Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability

         Effective Date.










                        (b)  By the Company.  (i)  The Company may ter-

         minate the Executive's employment during the Employment Period for Cause or without Cause.  "Cause" means:


                             A.  the willful and continued failure of
                        Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of the Company delivers to the Executive a written demand for substantial per-formance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties; or

                             B.  illegal conduct or gross misconduct by
                        the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company.


         No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done,

         by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.  Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the

         Board, or the advice of counsel for the Company, shall be con-

         clusively presumed to be done, or omitted to be done, by the

         Executive in good faith and in the best interests of the Com-

         pany.


                            (ii)  A termination of the Executive's

         employment for Cause shall be effected in accordance with the following procedures.  The Company shall give the Executive written notice ("Notice of Termination for Cause") of its

         intention to terminate the Executive's employment for Cause,







         setting forth in reasonable detail the specific conduct of the

         Executive that it considers to constitute Cause and the spe-

         cific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause.  The "Special Board Meeting for Cause" means a meet-

         ing of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the Notice of Termination for

         Cause.  The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for

         Cause.  The Executive's termination for Cause shall be effec-

         tive when and if a resolution is duly adopted at the Special

         Board Meeting for Cause by affirmative vote of a majority of the entire membership of the Board, excluding employee direc-

         tors, stating that in the good faith opinion of the Board, the

         Executive is guilty of the conduct described in the Notice of

         Termination for Cause, and that conduct constitutes Cause under this Agreement.


                           (iii)  A termination of the Executive's

         employment without Cause shall be effected in accordance with the following procedures.  The Company shall give the Executive written notice ("Notice of Termination without Cause") of its intention to terminate the Executive's employment without

         Cause, stating the date, time and place of the Special Board

         Meeting without Cause.  The "Special Board Meeting without









         Cause" means a meeting of the Board called and held specifi-

         cally for the purpose of considering the Executive's termina-

         tion without Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the

         Notice of Termination without Cause.  The Executive shall be given an opportunity, together with counsel, to be heard at the

         Special Board Meeting without Cause.  The Executive's termina-

         tion without Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting without Cause by affirmative vote of a majority of the entire membership of the

         Board, excluding employee directors, stating that the Executive is terminated without Cause.


                        (c)  Good Reason.  (i)  The Executive may ter-

         minate employment for Good Reason or without Good Reason.

         "Good Reason" means:


                             A.   the assignment to the Executive of any
                        duties inconsistent in any respect with para-graph (a) of Section 2 of this Agreement, or any other action by the Company that results in a diminution in the Executive's position, author-ity, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

                             B.   any failure by the Company to comply
                        with any provision of Section 3 of this Agree-ment, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Execu-tive;

                             C.   any requirement by the Company that
                        the Executive's services be rendered primarily








                        at a location or locations other than that pro-vided for in paragraph (d) of Section 2 of this Agreement;

                             D.   any purported termination of the
                        Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement; or

                             E.   any failure by the Company to comply
                        with paragraph (c) of Section 11 of this Agree-ment; or

                             F.   any other substantial breach of this
                        Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.


                            (ii)  A termination of employment by the

         Executive for Good Reason shall be effectuated by giving the

         Company written notice ("Notice of Termination for Good Rea-

         son") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Rea-

         son and the specific provision(s) of this Agreement on which the Executive relies.  A termination of employment by the

         Executive for Good Reason shall be effective on the fifth

         business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).


                           (iii)  A termination of the Executive's

         employment by the Executive without Good Reason shall be

         effected by giving the Company written notice of the termina-

         tion.









                        (d)  No Waiver.  The failure to set forth any

         fact or circumstance in a Notice of Termination for Cause, a

         Notice of Termination without Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.


                        (e)  Date of Termination.  The "Date of Termina-

         tion" means the date of the Executive's death, the Disability

         Effective Date, the date on which the termination of the Exec-

         utive's employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.


                   5.   Obligations of the Company upon Termination.

         (a)  Other Than for Cause, Death or Disability; Good Reason.

         If, during the Employment Period, the Company terminates the

         Executive's employment, other than for Cause or Disability, or the Executive terminates employment for Good Reason, the Com-

         pany shall continue to provide the Executive with the compen-

         sation and benefits set forth in paragraphs (a), (b) and (c) of

         Section 3 as if he had remained employed by the Company pursu-

         ant to this Agreement through the end of the Employment Period and then retired [at which time he will be treated as eligible for all retiree welfare benefits and other benefits provided to retired senior executives, as set forth in Section 3(c)(iii)];








         provided, that the Incentive Compensation for such period shall be equal to the maximum Incentive Compensation that the Execu-

         tive would have been eligible to earn for such period; pro-

         vided, further that in lieu of stock options, restricted stock and other stock-based awards, the Executive shall be paid cash equal to the fair market value (without regard to any restric-

         tions) of the stock options, restricted stock and other stock-

         based awards that would otherwise have been granted; and pro-

         vided, further, that to the extent any benefits described in paragraph (c) of Section 3 cannot be provided pursuant to the plan or program maintained by the Company for its executives,

         the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive and his family; and provided, finally,

         that during any period when the Executive is eligible to

         receive benefits of the type described in clause (B) of para-

         graph (c)(iii) of Section 3 under another employer-provided plan, the benefits provided by the Company under this paragraph

         (a) of Section 5 may be made secondary to those provided under such other plan.  In addition to the foregoing, any restricted stock outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstand-

         ing on the Date of Termination shall be fully vested and exer-

         cisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the termina-

         tion of the Executive's employment.  The payments and benefits provided pursuant to this paragraph (a) of Section 5 are








         intended as liquidated damages for a termination of the Execu-

         tive's employment by the Company other than for Cause or Dis-

         ability or for the actions of the Company leading to a termi-

         nation of the Executive's employment by the Executive for Good

         Reason, and shall be the sole and exclusive remedy therefor.


                        (b)  Death and Disability.  If the Executive's

         employment is terminated by reason of the Executive's death or

         Disability during the Employment Period, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal represen-

         tative), in a lump sum in cash within 30 days after the Date of

         Termination, the sum of the following amounts (the "Accrued

         Obligations"):  (1) any portion of the Executive's Annual Base

         Salary through the Date of Termination that has not yet been paid; (2) an amount representing the Incentive Compensation for the period that includes the Date of Termination, computed by assuming that the amount of all such Incentive Compensation would be equal to the maximum amount of such Incentive Compen-

         sation that the Executive would have been eligible to earn for such period, and multiplying that amount by a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period; (3) any compensa-

         tion previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any accrued but unpaid Incentive Compensation and







         vacation pay; and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.


                        (c)  By the Company for Cause; By the Executive

         Other than for Good Reason.  If the Executive's employment is terminated by the Company for Cause during the Employment

         Period, the Company shall pay the Executive the Annual Base

         Salary through the Date of Termination and the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement, except as specified in Sec-

         tion 6 below.  If the Executive voluntarily terminates employ-

         ment during the Employment Period, other than for Good Reason,

         the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termina-

         tion, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.


                   6.   Non-exclusivity of Rights.  Nothing in this

         Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to paragraph (f)

         of Section 12, shall anything in this Agreement limit or

         otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its

         affiliated companies.  Vested benefits and other amounts that








         the Executive is otherwise entitled to receive under the

         Incentive Compensation, the SERP, the Life Insurance Coverage,

         or any other plan, policy, practice or program of, or any con-

         tract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, prac-

         tice, program, contract or agreement, as the case may be,

         except as explicitly modified by this Agreement.


                   7.   Full Settlement.  The Company's obligation to

         make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim,

         right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of miti-

         gation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically pro-

         vided in paragraph (a) of Section 5 with respect to benefits described in clause (B) of paragraph (c)(iii) of Section 3,

         such amounts shall not be reduced, regardless of whether the

         Executive obtains other employment.


                   8.  Confidential Information.  The Executive shall

         hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the








         Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8) ("Con-

         fidential Information").  The Executive shall not communicate,

         divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company,

         except with the prior written consent of the Company or as otherwise required by law or legal process.  In no event shall any asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.


                   9.   Certain Additional Payments by the Company.  (a)

         Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribu-

         tion by the Company to or for the benefit of the Executive

         (whether paid or payable or distributed or distributable pur-

         suant to the terms of this Agreement or otherwise, but deter-

         mined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of

         1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional pay-

         ment (a "Gross-Up Payment") in an amount such that after pay-

         ment by the Executive of all taxes (including any interest or







         penalties imposed with respect to such taxes), including,

         without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the

         Payments.


                        (b)  Subject to the provisions of paragraph (c)

         of this Section 9, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination,

         shall be made by a certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the

         Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the

         Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control,

         the Executive shall appoint another nationally recognized

         accounting firm to make the determinations required hereunder

         (which accounting firm shall then be referred to as the

         Accounting Firm hereunder).  All fees and expenses of the

         Accounting Firm shall be borne solely by the Company.  Any

         Gross-Up Payment, as determined pursuant to this Section 9,

         shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination.  Any







         determination by the Accounting Firm shall be binding upon the

         Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consis-

         tent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 9 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting

         Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.


                        (c)  The Executive shall notify the Company in

         writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the

         Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the

         Executive is informed in writing of such claim and shall

         apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company

         (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company

         notifies the Executive in writing prior to the expiration of









         such period that it desires to contest such claim, the Execu-

         tive shall:


                        (i) give the Company any information reasonably requested by the Company relating to such claim,

                       (ii) take such action in connection with con-testing such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                      (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                       (iv) permit the Company to participate in any proceedings relating to such claim;


         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and pen-

         alties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this paragraph (c) of

         Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pur-

         sue or forego any and all administrative appeals, proceedings,

         hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the

         Executive to pay the tax claimed and sue for a refund or con-

         test the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any








         administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall deter-

         mine; provided, however, that if the Company directs the Exec-

         utive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto)

         imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided,

         further, that any extension of the statute of limitations

         relating to payment of taxes for the taxable year of the Exec-

         utive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Further-

         more, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be pay-

         able hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the

         Internal Revenue Service or any other taxing authority.


                        (d)  If, after the receipt by the Executive of

         an amount advanced by the Company pursuant to paragraph (c) of this Section 9, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph

         (c) of this Section 9) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If after the receipt







         by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 9, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the

         Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determi-

         nation, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


                   10.  Attorneys' Fees.  The Company agrees to pay, as

         incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Com-

         pany, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section

         7872(f)(2)(A) of the Code.


                   11.  Successors.  (a)  This Agreement is personal to

         the Executive and, without the prior written consent of the

         Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This

         Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.










                        (b)  This Agreement shall inure to the benefit

         of and be binding upon the Company and its successors and

         assigns.


                        (c)  The Company shall require any successor

         (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/

         or assets of the Company expressly to assume and agree to per-

         form this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement,

         "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agree-

         ment, by operation of law or otherwise.


                   12.  Miscellaneous.  (a)  This Agreement shall be

         governed by, and construed in accordance with, the laws of the

         State of Minnesota, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This

         Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.


                        (b)  All notices and other communications under

         this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail,

         return receipt requested, postage prepaid, addressed as fol-

         lows:








                   If to the Executive:




                   If to the Company:




                        Attention:  General Counsel


         or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12.

         Notices and communications shall be effective when actually received by the addressee.


                        (c)  The invalidity or unenforceability of any

         provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unen-

         forceable in part, the remaining portion of such provision,

         together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.


                        (d)  Notwithstanding any other provision of this

         Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.


                        (e)  The Executive's or the Company's failure to

         insist upon strict compliance with any provisions of, or to assert any right under, this Agreement (including, without







         limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this

         Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this

         Agreement.


                        (f)  The Executive and the Company acknowledge

         that this Agreement supersedes any other agreement between them concerning the subject matter hereof.


                        (g)  The rights and benefits of the Executive

         under this Agreement may not be anticipated, assigned, alien-

         ated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law.

         Any attempt by the Executive to anticipate, alienate, assign,

         sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the

         Executive in the event of insolvency or bankruptcy.


                        (h)  This Agreement may be executed in several

         counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same

         instrument.



















                   IN WITNESS WHEREOF, the Executive has hereunto set

         the Executive's hand and, pursuant to the authorization of its

         Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.



                                  Richard A. Abdoo







                                  By



































                                       -27-